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                                                                   EXHIBIT 10.34

                             DESIGN/BUILD CONTRACT


     This Design/Build Contract ("Contract") is made and entered into by and between AM GENERAL CORPORATION, with principal office located at 105 North Niles Avenue, South Bend, Indiana 46617 (the "Owner"), and LAMB TECHNICON BODY & ASSEMBLY SYSTEMS, with principal office located at 29700 Commerce Blvd. Chesterville Twp. Michigan (the "Contractor"). This Contract shall be used in conjunction with the 1992 version of A201/CMa and the Owner's Supplementary Conditions to A201/CMa.


ARTICLE 1:  GENERAL PROJECT DESCRIPTION

1.1 The Project requires all work necessary to design, engineer, furnish and install a turn-key body shop and related ancillary equipment necessary for Owner to produce a world class quality body for the production of a new "SUV-type" vehicle (the "HUM II" or "H2"). The Contractor's services include all work necessary to design, engineer, furnish and install secondary utility distribution systems with connections to equipment, special task lighting, booth lighting, duct work, enclosures, equipment, supporting steel, work platforms, walkways, and associated items. The Contractor shall also provide all process engineering services, including product and material flow analysis and simulation throughout the body shop. The Contractor shall also determine and prescribe job function requirements for all operators involved in the body shop as well as operator work instructions. The Contractor shall also provide training, manuals and support services during start-up commissioning, and launch phases of the Project. Additional details and requirements including Owner's planned production rate, minimum equipment and process flow specifications, EPA Air Permit commitments, etc., are included as part of the incorporated Contract Documents and Addenda outlined in Article 2.

1.2 The Project delivery method will include a Program Manager which shall report to the Owner and may also include a Construction Manager reporting to the Program Manager. If a Construction Manager is not retained for the Project, the Program Manager may assume and be responsible for fulfilling the duties and responsibilities of the Construction Manager specified in the General Conditions, Supplementary Conditions or other Contract Documents.


ARTICLE 2:  OWNER CONTRACT DOCUMENTS

2.1 The drawings or specifications Owner provides to Contractor are presented as concept and baseline information with minimum specified material or equipment requirements (the "Owner Contract Documents"). Upon award of the Contract, the Contractor shall assume full responsibility for designing and engineering all equipment and processes to meet the proposed system operations and quality body finish requirements, with minimal maintenance. The Owner's Contract Documents contain minimum requirements and information necessary to allow Contractor to complete the design and are not intended to delineate all items or details of design and construction. The Owner Contract Documents outline the basic parameters for the work required to achieve the following objectives: maximum efficiency, availability, reliability, adequate capacity to perform the work specified, and utilization of minimum manpower and specify minimum equipment requirements and standards.

2.2 The Contractor shall not materially deviate from the Owner Contract Documents or otherwise materially modify or alter the Owner's program for the Project without first obtaining written consent from the Owner.
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ARTICLE 3:  CONTRACTOR BASIC SERVICES AND RESPONSIBILITIES

3.1 The design and engineering services provided by the Contractor shall be performed by qualified design and engineering professionals. Any design or engineering services performed by professional persons not employed by Contractor or entities other than Contractor shall be performed pursuant to contracts issues by the Contractor. Nothing in this Contract shall be construed as creating a contractual relationship between Owner and any person or entity other than the Contractor. The Owner, however, is an intended third-party beneficiary of all contracts for design or engineering services, all subcontracts, purchase orders, or other agreements between the Contractor and third parties. The Contractor shall incorporate the obligations of this Contract into its respective contracts, supply agreements, contracts for engineering services, and purchase orders.

3.2 The Contractor shall submit to the Owner the completed Preliminary Design Documents. Preliminary Design Documents shall consist of preliminary process layout and drawings, additional outline specifications or other documents sufficient to establish the size, quality and character of the Project, its architectural, structural, mechanical and electrical systems, and the materials and such other elements of the Project as may be appropriate. Any deviations from the Owner Contract Documents shall be disclosed in writing as part of the Preliminary Design Documents. Division of the design and construction requirements between Contractor and Owner for process and building will be established by the Contract Documents and clarified by an approved Responsibility Matrix.

3.3 The Contractor agrees to provide the services required by this Contract under a high standard of professional care and with complete cooperation with Owner's Program Manager. If changes in schedule are requested by the Owner or otherwise developed during the course of the Project that would require the Contractor to perform with a lesser standard of care in order to meet the schedule, it is solely the responsibility of the Contractor to notify the Owner in advance in writing that such deviation will be required and to provide the Owner with specific basis for that opinion. The Contractor shall not deviate to a lesser standard of care in the absence of an express written authorization by the Owner. This paragraph shall not be construed to authorize performance by the Contractor at a standard of care that is less than what is required by law or which is expected by Contractors practicing under similar circumstances and conditions.

ARTICLE 4: CHANGE ORDERS

4.1 Any changes to the design, engineering and construction services required to be performed by Contractor under this Contract shall be treated and governed by Article 7 of the General and Supplementary Conditions. To the extent that any Change Orders are required as a result of error, omission, inconsistency, or untimeliness of the Contractor's performance, the Owner shall have no responsibility for paying the Contractor for any costs the Contractor incurs in connection with completing such Change Orders.

4.2 In addition to any other remedies available to the Owner under this Contract or under law, if any change is required, in whole or in part, by error, omission, inconsistency, or lack of clarity in the Contract Documents prepared by the Contractor or was otherwise avoidable by full performance by the Contractor, the professional services required to implement the change shall be performed by the Contractor and the Contractor's consultants at no cost to the Owner.


ARTICLE 5: CONTRACTOR'S SCHEDULE AND TIME OF PERFORMANCE

5.1 The Contractor's services shall be performed as expeditiously as possible and consistent with the professional skill and care necessary for the orderly progress of the Project. Time is of the essence of this Contract. The Contractor agrees to complete the performance of its services in accordance with the Milestone Schedule Requirements of the Contract Documents.
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5.2    The Contractor shall prepare for the Owner's review and approval a comprehensive schedule of the performance of the Contractor's services and work. This schedule shall indicate dates of (or, where applicable, periods of elapsed time allowed for) Owner approvals, dates when specific information is required by the Contractor from the Owner, and anticipated approval periods required for public authorities having jurisdiction over the Project. Once submitted by the Contractor, the Contractor will be bound by that schedule and will not deviate from it without prior written authorization by the Owner. Whether or not deviations from the schedule have been authorized by the Owner, the Contractor shall update the schedule as necessary to reflect Owner-approved changes or unavoidable deviations and to indicate the probable impact of those deviations on the performance of the Contractor's services and the Project. However, nothing in this paragraph shall be construed as a waiver of the Owner's right to obtain full compliance by the Contractor to approved schedules.

5.3 The Milestone Schedule Requirements stated in the Contract Documents and any other approved schedule for the performance of the Contractor's services and work cannot be changed or modified unless the changes or modifications are authorized in accordance with the General and Supplementary Conditions or are otherwise authorized in writing between Owner and Contractor.

ARTICLE 6: GENERAL CONDITIONS AND SUPPLEMENTARY CONDITIONS

6.1 This Contract incorporates by reference the 1992 version of A201/CMa "General Conditions of the Contract for Construction" and the Owner's Supplementary Conditions to A201/CMa dated August 8, 2000 (collectively
                                           ----------------
referred to as the "General and Supplementary Conditions").


ARTICLE 7: CONTRACT DOCUMENTS

7.1 In addition to the documents and materials defined as the "Contract Documents" in this Contract and the General and Supplementary Conditions, the Contract Documents include the documents and materials listed on Exhibit 1 attached to this Contract.


ARTICLE 8: BASIS OF COMPENSATION

8.1    COMPENSATION FOR BASIC SERVICES

8.1.1 For Basic Services, Owner shall pay Contractor a not-to-exceed sum of $28,853,541 subject to increase or decrease by approved Change Orders in accordance with Article 7 of the General and Supplementary Conditions (the "Contract Sum").

8.1.2  The Owner shall pay the Contract Sum to Contractor specified in Paragraph
8.1.1 above in accordance with the procedures detailed in the General and Supplementary Conditions unless those procedures are modified by addendum expressly approved by Owner and Contractor.

8.1.3 Contractor agrees that it shall work with the Owner and the Owner's representatives (including but not limited to, the Architect, Program Manager, Construction Manager and Engineering/Design Consultants) to perform value engineering services directed at achieving cost savings for the Owner to reduce the final Contract Sum. As incentive compensation to Contractor for achieving cost savings for the Owner through value engineering, the Owner agrees that Contractor shall receive ten percent of the net cost savings benefit Owner realizes from
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Contractors value engineering services. The process for approving and accounting for value engineering cost reductions shall be governed by the Change Order procedure specified in Article 7 of the General and Supplementary Conditions. Each Change Order deduction to the Contract Sum resulting from value engineering performed by Contractor shall state the total approved net deduction from the Contract Sum and shall then show a ten percent credit back to the Contract Sum to reflect the incentive compensation to the Contractor so that the final net deduction from the Contract Sum will equal ninety percent of the total net cost savings the Contractor's value engineering provides to the Owner. Contractor further agrees that it shall not be entitled to receive any incentive compensation resulting from deductions to the Contract Sum relating to the items listed and described on Exhibit 2 attached to this Contract. Contractor further agrees that it shall not be entitled to receive any incentive compensation resulting from deductions to the Contract Sum until and unless the Contract Sum is first reduced to $27,000,000.00.

8.1.4 As of the date this Contract is executed by the parties, Contractor and Owner agree that the Contract Sum specified in Paragraph 8.1.1 includes the cost of the conveyor system presently valued at $2,678,854. Subsequent to execution of the Contract, Contractor agrees that it shall work with the Owner and the Owner's representatives (including but not limited to, the Architect, Program Manager, Construction Manager, and Engineering/Design Consultants) to competitively bid and subcontract the conveyor systems package for the purpose of achieving cost savings. The Contractor agrees that any deduction to the Contract Sum for cost savings relating to the conveyor systems package will be the difference between the original $2,678,854 and the new contract price.

8.2    COMPENSATION FOR CHANGE ORDERS

8.2.1 The procedure for determining the amount of any increase or decrease to the Contract Sum and the procedure for accounting for and paying approved Change Orders is specified in the General and Supplementary Conditions.

ARTICLE 9:  ACCEPTANCE OF EQUIPMENT COMPONENTS AND COMPLETED SYSTEM

9.1 Owner shall have a reasonable time within which to inspect each equipment component and, ultimately, the entire body shop Contractor shall design and build under this Contract. Owner's inspection and/or acceptance of an equipment component or the entire body shop and/or full or partial payment of the Contract Sum shall not prejudice any rights Owner may have under this Contract or otherwise available at law or equity.

9.2 Owner, with Contractor's assistance, shall conduct one or more acceptance tests for each equipment component and the entire body shop using tests the Owner, in its discretion, develops for each equipment component and the entire body shop. Individual equipment components and the entire body shop shall be considered accepted under this Contract upon written notification from Owner to Contractor that Owner has accepted particular equipment components or the entire body shop, as the case may be, in accordance with the procedures set forth in Paragraph 9.3. Contractor shall use best efforts to detect and correct defects in equipment components and the entire body shop prior to or during the acceptance/rejection testing period.

9.3 Owner agrees to notify Contractor of its acceptance or rejection of each equipment component or the entire body shop within five (5) business days after Owner completes its testing of the equipment components or the entire body shop. In the event Owner rejects an equipment component or the entire body shop, Owner shall provide written notice to Contractor specifying the reasons for rejection. Within three (3) business days after receiving a written rejection notice from Owner, Contractor shall either (i) begin taking steps, at its own expense, to modify or improve the equipment component or the entire body shop to meet Owner's requirements and state the date that the modified equipment component or entire body shop will be available for re-testing, or (ii) Contractor shall deliver a written response to Owner specifying any disagreement it may have with respect to the written rejection notice received from Owner.
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9.4   The acceptance/rejection procedure specified in Paragraphs 9.1 through
9.3 above shall apply to all modified equipment components or the entire modified body shop Contractor provides to Owner.


ARTICLE 10: OWNERSHIP OF INVENTIONS AND WORKS

10.1  The following definitions are applicable to Articles 10 and 11:

      (a) "Inventions" means discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, formulae, as well as improvements thereto or know-how related thereto.

      (b) "Works" means works of authorship fixed in any tangible medium of expression, including, but not limited to, notes, specifications, drawings, blueprints, flow charts, memoranda, correspondence, records, notebooks, computer programs, data bases and charts, CD lead sheets, CD Sections, process data sheets, work area layouts, work area timing, and facility layout, regardless of the medium in which they are fixed, and all copies, in whole or in part, thereof.

10.2 Contractor hereby assigns to Owner, without reservation, all property rights including, without limitation, any patent, copyright, trade secret, trademark or any other intellectual property right of any nature whatsoever to all equipment components, Inventions or Works (collectively, the "Intellectual Property") Contractor creates under this Contract. Contractor shall obtain valid written assignments of intellectual property rights from any consultants Contractor utilizes in terms identical to those that obligate Contractor to Owner as expressed in this paragraph, which intellectual property rights Contractor hereby assigns to Owner. Owner, in turn, grants to Contractor a non-exclusive license to reproduce any portion of the Intellectual Property for purposes relating directly to Contractor's performance of duties under this Contract, and for Contractor's archival records. Otherwise, the Intellectual Property may not be reproduced without the express written permission of Owner. This non-exclusive license shall terminate immediately upon breach of this Contract by Contractor or other termination of this Contract. If Owner subsequently reproduces any portion of the Intellectual Property or creates (or causes others to create) a derivative work based upon any portion of the Intellectual Property created by Contractor, Owner shall remove or completely obliterate the original professional seals, logos, and other indications on the Intellectual Property which identify Contractor or Contractor's consultants. To the extent permitted by law, Owner agrees to indemnify and hold Contractor harmless from any claim, liability or cost allegedly arising out of any unauthorized modification of the Intellectual Property by Owner or any person or entity that acquires or obtains the Intellectual Property from Owner without written authorization from Contractor.


ARTICLE 11:  WARRANTIES & REPRESENTATIONS

11.1 In addition to any other warranties and representations stated in the Contract Documents, Contractor warrants and represents the following to Owner:
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(a)  Contractor warrants and represents that it shall use sound and professional principals and practices in accordance with the highest professional and industry standards in performing the design/build services and providing the body shop to Owner under this Contract and that Contractor's personnel shall utilize best professional knowledge, skill and judgment in performing the design/build services. If Contractor fails to meet applicable professional standards, it shall, without additional compensation, correct or revise any errors or deficiencies in the design/build services and body shop provided under this Contract.

(b) Contractor warrants and represents that all equipment, systems, Inventions and Works it provides to Owner under this Contract shall (i) conform to all performance and design specifications required by Owner, (ii) be merchantable and fit for the purposes intended, (iii) be new and free from defects in design, material, workmanship, warranty and instruction, (iv) be safe and appropriate for the purposes for which such equipment, systems, Inventions and Works of that kind are normally used, and (v) conform and comply with all relevant governmental and industry regulatory laws and standards.

(c) Contractor warrants and represents that all services and property, including all equipment, systems, Inventions and Works under this Contract, shall be lawfully developed by Contractor and that such services, property, equipment, systems, Inventions and Works shall not infringe, directly or indirectly upon, or violate, any property rights including without limitation any patent, copyright, trade secret, trademark or any other intellectual property right of any nature whatsoever held by or asserted by any third party. Contractor further agrees to defend and hold Owner harmless from all suits or claims for infringement of any patent rights, copyright, trade secret, trademark or any other intellectual property rights relating to the property, equipment, systems, Inventions or Works Contractor provides to Owner under this Contract. Contractor's obligation to defend, indemnify and hold Owner harmless from claims, disputes and lawsuits alleging trademark, copyright and/or patent infringement includes, but is not limited to, claims based on the "Lemelson" patent claims related to U.S. Patent Numbers 5,351,078; 5,249,045; 5,283,641; 5,119,190;
     5,067,012; 5,023,714; 4,984,073; 4,979,029; 4,511,918; 4,338,626;
     4,148,061; 4,118,730; 4,969,038; 5,119,205; 5,128,753; 5,114,421.
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     WHEREFORE, the Owner and Contractor have executed this Contract effective
August 18, 2000.

                                            AM GENERAL CORPORATION



Date:__________________                By:   ________________________________

                                       Its:  ________________________________



                                       LAMB TECHNICON



Date:_____                             By:   ________________________________

                                       Its:  ________________________________